Exhibit 99.1

Press Release

Hi-Crush Partners LP Announces Entry into Acquisition Agreement with

Leading Frac Sand Distributor D&I Silica, LLC

Acquisition Will Transform Hi-Crush by Doubling in Size,

Diversifying Revenue Streams and Driving Organic Growth Opportunities

Houston, Texas – May 14, 2013 - Hi-Crush Partners LP (NYSE: HCLP), or Hi-Crush, announced today that it has entered into a definitive agreement to acquire independent frac sand distributor D&I Silica, LLC (D&I), transforming Hi-Crush into an integrated producer, transporter, marketer and distributor of high-quality Northern White frac sand.

Under the terms of the agreement, Hi-Crush will acquire D&I for $95 million in cash and 1.579 million units priced at $19 for total consideration of approximately $125 million. The combination of Hi-Crush and D&I is expected to be completed during the second quarter of 2013, subject to regulatory approval and customary closing conditions. The combined company’s pro forma 2012 revenues would be approximately $180 million, with $66 million of operating income and operating income margins of approximately 37%.

Founded in 2006, D&I is the largest independent frac sand distributor to the oil and gas industry drilling in the Marcellus and Utica shales. D&I has 98 employees and operates through an extensive logistics network of rail-served origin and destination terminals in the Midwest near supply sources and strategically located throughout Pennsylvania, Ohio and New York.

The transaction will significantly expand Hi-Crush’s logistics reach making it the largest distribution network in the Marcellus and Utica shales. The network includes twelve destination terminals across the Marcellus and Utica, a network of five Midwest origin transload terminals serviced by rail, and terminal facilities close to the wellhead, and long-term relationships with multiple suppliers and railroads. D&I is the largest midstream provider of proppants in North America that can source, ship and distribute proppants on every mainline railroad in the country. D&I handles traffic with four mainline railroads into the Marcellus and Utica. These mainlines connect with a network of short-line railroads to form one integrated system with the greatest amount of terminal capacity in the region. In addition, D&I brings a long-term relationship with a producer of Northern White frac sand that will supply Hi-Crush with frac sand at attractive prices. The combined company will double the size of Hi-Crush’s employee base, geographic footprint and asset base.

Bob Rasmus, Co-Chief Executive Officer of Hi-Crush, said, “We are very excited to bring the Hi-Crush and D&I teams together as this transaction will enhance our long-term revenue growth, margin potential and market share, creating substantial value for our unit holders. Our businesses are highly complementary, bringing together the leading independent frac sand distributor in the Marcellus and Utica shales with a pure-play low-cost, domestic producer of premium monocrystalline sand. This transaction will transform our business model and customer service capabilities as we expand and improve our logistics and distribution network and take our expertise into other shale plays. We are now well-positioned to deliver our high-quality sand where, when and how our customers want it, and at the best price.”

Rasmus added, “This transaction also gives us a clear path to grow distributions to our unit holders. We anticipate starting distribution increases as early as the one paid for the fourth quarter of this year, assuming the transaction closes in the second quarter.”

“We are pleased to find a high-quality partner in Hi-Crush and look forward to combining our capabilities, infrastructure and human capital to continue to grow the business,” said Bill Fehr, D&I Co-Founder and Managing Member. “The combination will deliver clear benefits for both companies’ customers who will see improved service and operational efficiencies.”

Jim Whipkey, Co-Chief Executive Officer of Hi-Crush, concluded, “Proppants are playing a critical role in the shale gas revolution and demand for proppants is growing faster than shale drilling activities, creating attractive growth opportunities. We are seeing increasing demand and market preference for premium white sand as well complexity continues to increase. With D&I, Hi-Crush will be even better positioned to gain market share and deliver unit holder value as we become a more nimble company that can readily meet our customers’ needs.”

UBS Securities LLC was Hi-Crush’s sole financial advisor in the transaction. Cowen and Company LLC advised D&I Silica, LLC.

For further information regarding all terms and conditions contained in the purchase agreement, please see Hi-Crush’s current report on Form 8-K, which will be filed with the Securities and Exchange Commission in connection with this transaction.

About Hi-Crush

Hi-Crush is a domestic producer of monocrystalline sand, a specialized mineral that is used as a “proppant” (frac sand) to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wyeville, Wisconsin, consist of “Northern White” sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. For more information, visit www.hicrushpartners.com.

Forward-Looking Statements

Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations and may contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “will”, “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (“SEC”), including those described under Item 1A of Hi-Crush’s Form 10-K for the fiscal year ended December 31, 2012 and any subsequently filed Form 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any pending litigation; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Media Contact:
Investor Relations	Phil Denning, ICR, LLC
ir@hicrushpartners.com	phil.denning@icrinc.com
(713) 960-4811	(203) 682-8246